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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement filed under Form S-1 of our report dated February 27, 2004, relating to the consolidated financial statements of The Immune Response Corporation as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, which is contained in this Registration Statement. Our report contains an explanatory paragraph regarding our substantial doubt as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP
Costa Mesa, California
July 22, 2005

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